                                                                     Exhibit 3.3


                            MEMORANDUM OF ASSOCIATION

                                       OF

                        CALPINE CANADA ENERGY FINANCE ULC

1.       The name of the Company is CALPINE CANADA ENERGY FINANCE ULC.

2. There are no restrictions on the objects and powers of the Company and the Company shall expressly have the following powers:

         (1) to sell or dispose of its undertaking, or a substantial part thereof;

         (2)      to distribute any of its property in specie among its members;
                  and

         (3)      to amalgamate with any company or other body of persons.

3.       The liability of the members is unlimited.

         I, the undersigned, whose name, address and occupation are subscribed, am desirous of being formed into a company in pursuance of this Memorandum of Association, and I agree to take the number and kind of shares in the capital stock of the Company written below my name.

                              "Charles S. Reagh"
                            -------------------------------------------------
                            Name of Subscriber: Charles S. Reagh
                            800-1959 Upper Water Street, Halifax, NS B3J 2X2
                            Occupation: Solicitor

             Number of shares subscribed: One Common share

TOTAL SHARES TAKEN: one common share
Dated this 6th day of March, 2001.

Witness to above signature:     "Leanne M. Thomas"
                                -------------------------------------------
                                Name of Witness: Leanne M. Thomas
                                800-1959 Upper Water Street, Halifax, NS B3J 2X2
                                Occupation: Legal Assistant